UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2013

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (952) 593-9943

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 7, 2013, Buffalo Wild Wings, Inc. (the “Company”) entered into a new credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) and any other person becoming a Lender under the Credit Agreement pursuant to an assignment and assumption, whereby Wells Fargo is serving as Administrative Agent and Issuing Lender under the Credit Agreement.  The Credit Agreement provides the Company with a committed $100,000,000 unsecured revolving credit facility (“Facility”).  The Facility includes a committed letter of credit subfacility of $20,000,000.  The commitments under the Facility will expire on February 7, 2016 and any loans outstanding on such date will mature and be payable on such date.  The Company’s obligations under the Facility are guaranteed by certain of its material domestic subsidiaries.

A loan under the Facility shall bear interest at a rate per annum equal to, at the election of the Company, either (i) LIBOR for an interest period of one month, reset daily, plus 0.875%, if the Company’s consolidated total leverage ratio is less than or equal to 0.50 to 1.00, or plus 1.125% if the Company’s total leverage ratio is greater than or equal to .51 to 1.00, or (ii) LIBOR for an interest period of one, two, three, six or twelve months as selected by the Company, reset at the end of the selected interest period, plus 0.875%, if the Company’s consolidated total leverage ratio is less than or equal to 0.50 to 1.00, or plus 1.125% if the Company’s consolidated total leverage ratio is greater than or equal to .51 to 1.00.

In addition, the Company will pay a commitment fee on the average unused portion of the Facility at a rate per annum equal to 0.15%, if its consolidated total leverage ratio is less than or equal to 0.50 to 1.00, or 0.20%, if its consolidated total leverage ratio is greater than or equal to 0.51 to 1.00.

A commission fee will be assessed on the amount available to be drawn under each letter of credit issued under the Facility equal to 1.0% per annum.  In addition to such commission fee, the Company will be required, subject to certain exceptions, to pay an issuance fee with respect to each letter of credit issued under the Facility equal to 0.125% of the face amount of such letter of credit.

The Credit Agreement requires the Company to maintain (a) its consolidated coverage ratio as of the end of each fiscal quarter at no less than 2.50 to 1.00, (b) its consolidated total leverage ratio as of the end of each fiscal quarter at no more than 2.00 to 1.00 and (c) minimum EBITDA during any consecutive four quarter period at no less than $100,000,000.  The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the right of the Company and its subsidiaries to merge, to lease, sell or otherwise dispose of assets, to make investments and to grant liens on their assets.

The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate loans (and require cash collateralization of letters of credit) under the Facility, including failure to make payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its material subsidiaries, failure of the Company or any of its material subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its material subsidiaries, and change of control of the Company.

Wells Fargo has performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.02.	Results of Operations and Financial Condition.

On February 12, 2013, the Company issued a press release announcing its 2012 fourth quarter financial results.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Credit Agreement dated as of February 7, 2013 among Buffalo Wild Wings, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender.

99.1	Press Release dated February 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.
(Registrant)

February 12, 2013	/s/ Emily C. Decker
Emily C. Decker Vice President, General Counsel

Exhibit Index

Exhibit No.	Description	Manner of Filing

10.1
Credit Agreement dated as of February 7, 2013 among Buffalo Wild Wings, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender
Filed Electronically

99.1	Press Release dated February 12, 2012.	Filed Electronically